                                                                  EXHIBIT 12.01


                                 ACUSPHERE, INC.
                             COMPUTATION OF RATIO OF
                            EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)


                                                                                                                     Nine Months
                                                                     Year Ended December 31,                            Ended
                                                ----------------------------------------------------------------  ------------------
                                                    1999       2000         2001         2002          2003       September 30, 2004
FIXED CHARGES AND DEFERRED FINANCING COSTS:

Interest expense                                 $   661     $    617     $    564     $    916      $  1,317       $     63

Estimated interest portion of rent expense*           50           76          198          462           523            504

Amortization of deferred financing costs             169          198          186          384         1,121             39
                                                ----------------------------------------------------------------- ------------------

Total fixed charges and deferred financing
  costs                                          $   880     $    891     $    948     $  1,762      $  2,961       $    606
                                                ================================================================= ==================

Net loss before equity in loss of investee       $(9,141)    $(12,414)    $(16,312)    $(20,713)     $(21,923)      $(20,862)

Add: fixed charges and deferred financing costs      880          891          948        1,762         2,961            606
                                                ----------------------------------------------------------------- ------------------

Earnings as adjusted                             $(8,261)    $(11,523)    $(15,364)    $(18,951)     $(18,962)      $(20,256)
                                                ================================================================= ==================
Deficiency in earnings required to cover
  fixed charges(1)                               $(9,141)    $(12,414)    $(16,312)    $(20,713)     $(21,923)      $(20,862)
                                                ================================================================= ==================


*This amount is the portion of rental expense under operating leases which management of the Company believes to approximate the interest factor.

(1) For all periods presented, earnings were insufficient to cover fixed charges. For this reason, no ratios are provided for these periods.